Exhibit 4.1

TWELFTH AMENDMENT TO RIGHTS AGREEMENT

THIS TWELFTH AMENDMENT, dated as of December 8, 2010 (this “Twelfth Amendment”), to the Rights Agreement dated as of July 10, 2006, as amended (the “Rights Agreement”), is made by and between Wilhelmina International, Inc. (formerly New Century Equity Holdings Corp.), a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as rights agent (the “Rights Agent”).  Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Rights Agreement.

WHEREAS, the Company desires to amend the Rights Agreement so that Lorex Investments AG (“Lorex”) and Krassner Family Investments Limited Partnership (“Krassner L.P.”), affiliates of Dieter Esch and Brad Krassner, respectively, may each purchase up to an additional 500,000 shares of the Company’s common stock during the period commencing on the date hereof and ending November 30, 2011 without affecting any rights under the Rights Agreement;

WHEREAS, the Company has instructed the Rights Agent to enter into this Twelfth Amendment, and an officer of the Company has certified that this Twelfth Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Twelfth Amendment, and for other good and valuable consideration, the parties hereto agree as follows:

1.  Amendment of Section 1(a).  Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Twelfth Amendment Date, no Wilhelmina Control Seller shall be deemed to be an Acquiring Person solely by virtue of any Permitted Lorex Purchases or Permitted Krassner L.P. Purchases.”

2.  Amendment of Section 1(ee).  Section 1(ee) of the Rights Agreement is hereby amended by deleting Section 1(ee) in its entirety and replacing it with the following:

“(ee) “TRIGGERING EVENT” means any Flip-in Event or Flip-over Event; provided, however, that no Triggering Event shall result solely by virtue of (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, (v) the Krassner Purchases, (vi) any Wilhelmina Control Seller Coordination Activities, (vii) any Permitted Lorex Purchases or (viii) any Permitted Krassner L.P. Purchases.”

3.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended to add a new definition as subsection (ll) at the end thereof:

“(ll) “Twelfth Amendment Date” means December 8, 2010.”

4.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended to add a new definition as subsection (mm) at the end thereof:

“(mm) “Permitted Lorex Purchases” mean purchases by Lorex Investments AG of no greater than 500,000 Common Shares in the aggregate during the period commencing on the Twelfth Amendment Date and ending November 30, 2011.”

5.  Amendment of Section 1.  Section 1 of the Rights Agreement is hereby amended to add a new definition as subsection (nn) at the end thereof:

“(nn) “Permitted Krassner L.P. Purchases” mean purchases by Krassner Family Investments Limited Partnership of no greater than 500,000 Common Shares in the aggregate during the period commencing on the Twelfth Amendment Date and ending November 30, 2011.”

6.  Amendment of Section 3(a).  Section 3(a) of the Rights Agreement is hereby amended by replacing the last sentence thereof with the following sentence:

“Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely by virtue of (i) the execution of the Wilhelmina Agreement, (ii) the acquisition of Common Shares pursuant to the Wilhelmina Agreement, (iii) the consummation of any other transactions contemplated by the Wilhelmina Agreement, (iv) the issuance of stock options to any Wilhelmina Seller or the exercise thereof by such Wilhelmina Seller, (v) the Krassner Purchases, (vi) any Wilhelmina Control Seller Coordination Activities, (vii) any Permitted Lorex Purchases or (viii) any Permitted Krassner L.P. Purchases.”

7.  Amendment of Section 7(a).  Section 7(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Twelfth Amendment Date, no Permitted Lorex Purchases or Permitted Krassner L.P. Purchases shall be deemed to be events that cause the Rights to become exercisable pursuant to the provisions of this Section 7 or otherwise.”

8.  Amendment of Section 11.  Section 11 of the Rights Agreement is hereby amended to add the following sentence after the third sentence of said Section:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Twelfth Amendment Date, no Permitted Lorex Purchases or Permitted Krassner L.P. Purchases shall be deemed to cause the Rights to be adjusted or to become exercisable in accordance with this Section 11.”

9.  Amendment of Section 13.  Section 13 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Twelfth Amendment Date, no Permitted Lorex Purchases or Permitted Krassner L.P. Purchases shall be deemed to be events of the type described in this Section 13 or to cause the Rights to be adjusted or to become exercisable in accordance with Section 13.”

10.  Amendment of Section 25(a).  Section 25(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, effective as of the Twelfth Amendment Date, no Permitted Lorex Purchases or Permitted Krassner L.P. Purchases shall be deemed to require the Company to provide notice in accordance with this Section 25.”

12.  Effectiveness.  This Twelfth Amendment shall be deemed effective as of the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

13.  Miscellaneous.  This Twelfth Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.  This Twelfth Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  If any provision, covenant or restriction of this Twelfth Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Twelfth Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

[Signature Page to Follow]

[Signature Page to Twelfth Amendment to Rights Agreement]

IN WITNESS WHEREOF, this Twelfth Amendment is effective as of the day and year first referenced above.

WILHELMINA INTERNATIONAL, INC.

By:	/s/ Mark Schwarz
	Name:	Mark Schwarz
	Title:	Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Julie Hoffman-Ramos
	Name:	Julie Hoffman-Ramos
	Title:	Senior Associate

CERTIFICATION AND INSTRUCTION TO RIGHTS AGENT: The officer of the Company whose duly authorized signature appears above certifies that this Twelfth Amendment is in compliance with the terms of Section 27 of the Rights Agreement and, on behalf of the Company, instructs the Rights Agent to enter into this Twelfth Amendment.